Exhibit 99.1

Genesee & Wyoming Inc. Enters Into Agreement to Acquire Freightliner Group Limited; Expands Rail Operations in the United Kingdom, Continental Europe and Australia

DARIEN, Conn. — (BUSINESS WIRE) — Genesee & Wyoming Inc. (G&W) (NYSE: GWR) announced today that it has entered into an agreement to acquire approximately 95% of the shares of Freightliner Group Limited (Freightliner) from Arcapita for cash consideration of approximately £490 million (US$755 million at current exchange rates) and to assume approximately £8.5 million (US$13 million) in net debt and capitalized leases. Members of the existing Freightliner management team will retain an approximate 5% ownership interest with G&W to own 100% by mid-2020. The acquisition is expected to close during the first quarter of 2015.

Overview of Freightliner

Headquartered in London, England, Freightliner (www.freightliner.co.uk) is an international freight rail operator with operations in the United Kingdom (U.K.), Poland, Germany, the Netherlands and Australia.

Freightliner’s principal business is located in the U.K. where it is the second largest freight rail operator, providing intermodal and heavy haul service throughout England, Scotland and Wales. Its Freightliner Ltd. subsidiary is the largest rail maritime intermodal operator in the U.K., providing intermodal container services from the major deep sea ports of Felixstowe, Southampton, London Gateway and Tilbury to a network of inland terminals, primarily for global maritime shipping customers. Freightliner operates out of 13 terminals, eight of which are owned, including Birmingham, Bristol, Cardiff (Wales), Coatbridge (Scotland), Doncaster, Leeds, Liverpool and Manchester. As part of its intermodal service, Freightliner also operates a fleet of over 250 trucks for local pick-up and delivery, providing a fully integrated port-to-door service. In addition, Freightliner’s Heavy Haul subsidiary provides bulk rail freight service throughout the U.K., primarily serving the aggregates, cement, coal, and waste industries, and provides infrastructure train service to Network Rail, the U.K. rail network infrastructure owner.

In Continental Europe, Freightliner Poland primarily serves aggregates and coal customers in Poland, which is Europe’s second largest rail market, and also operates in eastern Germany. In addition, Freightliner’s ERS subsidiary, based in Rotterdam, provides cross border intermodal services connecting the northern European ports of Rotterdam, Bremerhaven and Hamburg to key cities in Germany, Poland, Italy and beyond. In Australia, Freightliner currently transports coal and containerized agricultural products for its customers in New South Wales and is also an accredited rail service provider in Western Australia, South Australia and Queensland.

Freightliner operates in open access rail freight markets and therefore has limited ownership of track assets. Its fleet of primarily leased equipment includes approximately 250 standard gauge locomotives (mostly diesel-electric) as well as 5,500 wagons, with equipment maintenance provided at its own in-house shops. Freightliner employs over 2,500 people worldwide. Freightliner’s annual revenue base of approximately US$785 million is derived from the U.K. (~65%), Continental Europe (~25%), and Australia (~10%).

Management Comments

Jack Hellmann, President and Chief Executive Officer of G&W, commented, “The acquisition of Freightliner is an excellent strategic fit for G&W. First, we are adding a world class intermodal and heavy haul franchise in the United Kingdom that will be the foundation of G&W’s European Region. Second, the overlap of our respective rail businesses in Australia and the Netherlands will unlock operating synergies and expand our presence in each of those markets. Third, we are pleased to be joined by a highly talented management team who have a long track record of success in building Freightliner over the past two decades. Working together, we expect to build the existing business and also unlock a range of attractive rail investment opportunities worldwide.

“Following the Freightliner acquisition, G&W will be best understood by looking at three parts. The first will be our traditional North American short line and regional railroad operations, which is expected to contribute approximately 77% of annual pro forma operating income, where we will continue to execute on our long-term plan of commercial growth across our coast-to-coast rail footprint as well as acquisition growth from further consolidation of the short line rail industry. The second will be our Australian Operations, which is expected to contribute approximately 12% of annual pro forma operating income, where our above-rail and below-rail operations in South Australia and the Northern Territory will be combined with Freightliner’s above-rail business in New South Wales. The third part will be our European Operations, which is expected to contribute approximately 11% of annual pro forma operating income, with Freightliner’s U.K. business as the cornerstone that also will lead the development of our intermodal business serving deep sea ports in northern Europe and our heavy haul operations in Poland.

“For Freightliner’s 2,500 employees, we look forward to working together to leverage the strength and skills of our global employee base, deploying best practices from both G&W and

Freightliner to enhance the safety and quality of our rail services worldwide. For Freightliner’s customers, we are committed to deliver the same locally focused and responsive rail service that is the hallmark of both Freightliner and G&W, and we are excited about the opportunity to expand our global customer relationships going forward.

“For our shareholders, we expect the acquisition to be immediately accretive to G&W’s earnings per share and free cash flow. We anticipate a modest increase in our leverage to approximately 3.5x debt/EBITDA after completion of the 100% debt-financed acquisition and to deleverage our business to approximately 3.0x debt/EBITDA by year-end 2015. Following the acquisition, we also plan to maintain approximately $500 million of available capacity under our revolving credit facility for future investments. Given the above-rail nature of Freightliner’s operations with limited ownership of track, it is worth noting that G&W’s European segment will have a relatively high operating ratio (approximately 90%) due to its lower capital intensity as well as the prevalence of rolling stock under operating leases.”

Russell Mears, Chief Executive Officer of Freightliner Group commented, “G&W brings additional investment firepower, extended international reach and increased below-rail infrastructure expertise to add to the existing strengths of the Freightliner Group. Their commitment to safety and service quality in all activities mirrors our own values.”

Financing and Financial Impact

G&W plans to finance the acquisition of Freightliner through an amendment to its existing credit facility, with approximately $650 million from the issuance of new term loans and the remainder from funds drawn on its existing revolver. Pro forma for the acquisition, G&W expects to have a total of $2.4 billion of debt outstanding and debt/EBITDA of approximately 3.5x as of March 31, 2015. The expected free cash flow generation of the combined business is anticipated to de-lever G&W to approximately 3.0x debt/EBITDA by the end of 2015. As a result of the initial increase in leverage levels from G&W’s current balances, borrowings under the amended credit facility are expected to be priced at LIBOR+200 bps and subsequently reduced in accordance with the leverage basis grid within the credit facility as leverage is decreased. The blended average interest rate of G&W worldwide is expected to be approximately 3.4% immediately after completion of the Freightliner acquisition. (1)

During its first year of ownership, G&W expects Freightliner to generate approximately £510 million in revenues (US$785 million at current exchange rates) and £60 million of EBITDA (US$93 million), which includes annual operating lease expense of £45 million (US$69 million). G&W expects the acquired business to require annual average capital expenditures of approximately £17 million (US$26 million) and to have depreciation and amortization expense of approximately £18 million (US$28 million). On a blended basis, income from Freightliner carries a weighted average book tax rate of 22% (Note: the U.K. and Poland have statutory tax rates of 20% and 19%, respectively). G&W expects annualized EPS accretion from the acquisition of approximately 8%, subject to finalization of acquisition accounting under U.S. GAAP. (1)

Financial Reporting Post Closing

Following completion of the acquisition, G&W expects to report its financial results in three segments: North American Operations, European Operations and Australian Operations. The European Operations segment will include G&W’s existing European operations as well as Freightliner’s operations in the U.K. and Continental Europe. Freightliner’s Australian operations will be included with G&W’s existing Australian operations in the Australian Operations segment.

Advisors

Morgan Stanley served as financial advisor to G&W. BofA Merrill Lynch provided advice on transaction financing to G&W. Clifford Chance LLP and Simpson Thacher & Bartlett LLP served as legal advisors to G&W. KPMG LLP served as financial due diligence advisor to G&W and Ernst & Young LLP served as tax advisor.

Citi and UBS served as financial advisor for Freightliner and Arcapita.

Conference Call

G&W will host a conference call and webcast on Wednesday, February 25, 2015, at 9:00 a.m. EST. In the U.S., call (800) 398-9398; outside the U.S., call (612) 332-0932. Management will be referring to a slide presentation that will be available at www.gwrr.com/investors prior to the conference call. The webcast will be archived at www.gwrr.com/investors, and telephone replay is also available for 30 days beginning at 11:00 a.m. EST on Feb. 25 by dialing (800) 475-6701 (or outside U.S., dial (320) 365-3844). The access code is 354843.

About G&W

Excluding the impact of the Freightliner transaction, G&W owns and operates short line and regional freight railroads in the United States, Australia, Canada, the Netherlands and Belgium. In addition, G&W operates the 1,400-mile Tarcoola to Darwin rail line, which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations include 116 railroads organized in 11 regions, with more than 15,000 miles of owned and leased track, 5,200 employees and over 2,000 customers. We provide rail service at 37 ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

1.	Earnings before interest, taxes, depreciation and amortization (EBITDA) and Debt divided by EBITDA are a non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the tables attached to this press release.

SOURCE: Genesee & Wyoming Inc.

Michael Williams of G&W Corporate Communications

1-203-202-8900

mwilliams@gwrr.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Non-GAAP Financial Measures

This press release contains references to earnings before interest, income taxes, depreciation and amortization (EBITDA) and debt divided by EBITDA which are “non-GAAP financial measures” as this term is defined in Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934. In accordance with these rules, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.

Management views these non-GAAP financial measures as important measures of G&W’s operating performance. Management also views these non-GAAP financial measures as a way to assess comparability between periods.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.

The following tables set forth reconciliations of each of these non-GAAP financial measures to their most directly comparable GAAP measures (in millions, except debt/EBITDA ratio).

Reconciliations of Non-GAAP Financial Measures

Debt/EBITDA for the Last Twelve Months (LTM) Ending March 31, 2015

	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014	Outlook for the Three Months Ended March 31, 2015	G&W LTM	Freightliner LTM	Combined Company LTM
Net income	$60.9	$72.9	$87.6	$54	$275.4
Add back:
Provision for income taxes	32.6	36.9	14.7	33	117.2
Other income, net	(0.9)	0.7	(0.8)	—	(1.0)
Interest expense	17.8	12.7	12.1	11	53.5
Interest income	(0.2)	(0.1)	(0.1)	—	(0.4)
Depreciation and amortization expense	38.2	40.3	41.0	42	161.4

EBITDA	$148.3	$163.4	$154.4	$140	$606.1	$85	$691.1

Estimated Combined Company debt at March 31, 2015							$2,400

Debt/EBITDA Ratio							3.5:1.0

Debt/EBITDA for the Twelve Months Ending December 31, 2015

	G&W 2015 Outlook	Freightliner 2015 Outlook	Combined Company 2015 Outlook
Net income	$266
Add back:
Provision for income taxes	160
Other income, net	(2)
Interest expense	40
Interest income	—
Depreciation and amortization expense	173

EBITDA	$637	$93	$730

Estimated Combined Company debt at December 31, 2015			$2,200

Debt/EBITDA Ratio			3.0:1.0